Exhibit 3.16

ARA-BOCA RATON HOLDING LLC

Operating Agreement

Dated as of October 18, 2004

This OPERATING AGREEMENT of ARA-Boca Raton Holding LLC (the “Company”) is being duly executed by American Renal Associates Inc. as initial member, to form a limited liability company under the Limited Liability Company Act of the State of Delaware, as amended (the “LLC Act”).

1. Name. The name of the Company is ARA-Boca Raton Holding LLC.

2. Registered Office. The address of the office of the Company required to be maintained pursuant to the LLC Act shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The resident agent for service of process on the Company required to be maintained pursuant to the LLC Act shall be Corporation Trust Company at such address.

3. Term and Events of Dissolution. The Company shall continue until dissolved upon the happening of any of the following events: (a) the occurrence of any event specified under the LLC Act as one effecting dissolution; or (b) the unanimous election by the members to dissolve the Company.

4. Members. The sole initial member of the Company is American Renal Associates Inc., a Delaware corporation.

5. Capital. The initial capital contribution of the member is as follows:

American Renal Associates Inc.	$10

6. Profits and Losses; Distributions. The percentage interest of the members in profits and losses and distributions is as follows:

American Renal Associates Inc.	100%

7. Additional Members. Additional members may be admitted from time to time with the unanimous vote or written consent of the Company’s members who shall specify the capital contribution, interest in profits and losses and other terms applicable to such admission.

8. General Character of Business. The purposes of the Company are to engage in any lawful activity for which limited liability companies may be organized under the Act, including, but not limited to the ownership of companies that construct and own renal dialysis facilities to be located in the State of Florida and such other activities or transactions necessary or appropriate in connection with or to effectuate the foregoing.

9. Management. The business and affairs of the Company shall be managed by American Renal Associates Inc., the sole Member of the Company.

10. Amendments. This agreement may only be amended by a written document signed by all of the members. Any document signed by all of the members after the date hereof and indicating it is the Operating Agreement of ARA-Boca Raton Holding LLC shall be deemed a restatement of this agreement whether or not it specifies it is a restatement.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of October 18, 2004.

AMERICAN RENAL ASSOCIATES INC.

By:	/s/ Christopher Ford
	Name:	Christopher Ford
	Title:	President